PURCHASE AGREEMENT

BY AND BETWEEN

102037739 SASKATCHEWAN LTD.

and

INNSUITES HOTELS, INC.

DATED AS OF AUGUST 1, 2018

TABLE OF CONTENTS

Page

THIS PURCHASE AGREEMENT (this "***Agreement***") dated as of August 1, 2018 is by and between (i) 102037739 Saskatchewan Ltd., a Saskatchewan corporation ("***Buyer***") and (ii) InnSuites Hotels, Inc., a Nevada Corporation ("***Seller***"); relating to IBC Hotels LLC, an Arizona limited liability company (the "***Company***"). Buyer and Seller are sometimes referred to individually as a "***Party***" and collectively as the "***Parties.***"

Recitals

A. Seller owns beneficially and of record all of the issued and outstanding equity membership interests of the Company (the "***Company Interests***").

B. Subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Interests.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties set forth below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending be legally bound hereby, the Parties hereby agree as follows.

ARTICLE 1
PURCHASE AND SALE OF THE COMPANY INTERESTS

1.1 **Purchase and Sale of the Company Interests**. Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's rights, title and interest in and to the Company Interests, free and clear of any liens or restrictions (other than liens securing obligations payable by Buyer to Seller contemplated by this Agreement).

1.2 **Closing.** Upon the terms and subject to the conditions set forth in this Agreement, the purchase and sale transaction shall close (the "***Closing***") at the law Offices of Clark Hill PLC, 14850 North Scottsdale Road, Scottsdale, Arizona on August 14, 2018 or at such other time or place as Buyer and Seller may agree. The effective date of Closing shall be 12:01 A.M., August 1, 2018 (the "Effective Date").

1.3 **Purchase Price**. The purchase price is $3,000,000.00 in United States dollars (all dollar amounts set forth in this Agreement are expressed as United States dollars), which Buyer shall pay to Seller at Closing as follows:

(a) $250,000 at Closing by wire transfer of immediately available funds to an account designated by Seller;

(b) The deferred balance shall be paid by delivery on the Closing Date of a secured promissory note in the principal amount of $2,750,000 (the "***Purchase Note***") secured by a pledge of the Company Interests and all Company assets. The Purchase Note shall bear interest on the unpaid balance at an annual rate of 3.75%, and be paid as follows: (i) interest shall accrue for the first 10 months; thereafter (ii) Buyer shall pay two (2) equal, consecutive

monthly installments of $25,632.00, interest and principal, commencing on the fifth calendar day of the month immediately following the 10-month anniversary of the Effective Date; and thereafter (iii) Buyer shall pay fifty-nine (59) equal, consecutive monthly installments of $52,054.38, interest and principal, commencing on the fifth calendar day of the next month. Interest shall begin accruing on the day following the Effective Date; and (iv) Buyer shall pay all remaining amounts due on Note on June 1, 2024. If the payment date is not a business day, the payment shall be due on the next business day. For greater certainty, if the Effective Date is August 1, 2018, the first monthly payment shall be due on July 5, 2019, and payments shall continue each month thereafter until the Purchase Note maturity date of June 1, 2024.

(c) Payment of the Purchase Note shall be secured by: (i) a pledge of the Company Interests; and (ii) a security interest in all assets of the Company, provided, however, the Seller shall agree to subordinate such security interest to commercially reasonable debt financing upon the request of an arm's length lender of the Company.

(d) If, after the Effective Date, the Company closes an equity transaction with net proceeds to the Company in excess of $2,500,000, the Company and/or Buyer shall pay to Seller an amount equal to the lesser of (i) 50% of the net proceeds received by the Company, and (ii) 50% of the sum of the unpaid balance of the Purchase Note and the accrued but unpaid interest thereon, as at the date of receipt of the net proceeds by the Company. Such payment shall be due on or before the 30th calendar day after the Company receives the proceeds of such equity transaction

1.4 **Prepayments**. Buyer may pre-pay all or any portion of the unpaid principal balance of the Purchase Note and any accrued but unpaid interest thereon, at any time or from time to time, without penalty or premium. Any pre-payment shall be applied first to accrued but unpaid interest, and then to the unpaid balance of the Purchase Note.

1.5 **Default**. If Buyer has not paid two or more payments on the Purchase Note as scheduled, or if Buyer has not met any other provision the Purchase Note, Seller may give Buyer notice of default. If Buyer fails to cure all defaults within 30 days after receiving notice: (a) on or before February 5, 2020, 75% of the issued and outstanding Company Interests shall be transferred to Seller; and (b) on or after February 5, 2020, 51% of the issued and outstanding Company Interests shall be transferred to Seller. Seller shall hold, and may exercise all rights as an owner of such Company Interests until Buyer has brought all payments current on the Purchase Note.

1.6 **Debt/Working Capital Adjustment**.

(a) The Purchase Price shall not be subject to any adjustment at Closing. other than Saturday, Sunday or any other day on which commercial banks in Phoenix, AZ are authorized or required by law to close) prior to the Closing Date, Buyer and Seller shall each deliver to all other Parties a written statement setting forth its good faith estimate of the aggregate amount of (i) all indebtedness, and (ii) ***Working Capital*** (current assets minus current Liabilities) of the Company, each as of the close of business on the last Business Day immediately preceding the Closing Date, together with any information that Buyer has reasonably requested to verify the amounts reflected in such statement. indebtedness included in the calculation of Working

Capital shall be excluded from the calculation of indebtedness, to avoid double-counting. The sum of those two estimates shall be the "***Estimated Closing Net Working Capital***".

(b) On or before the date that is sixty (60) calendar days following the Effective Date, Buyer or its designee shall prepare, or cause to be prepared, and deliver to Seller a written statement (the "***Closing Statement***") setting forth a calculation of the aggregate amount of (i) all indebtedness, (ii) Working Capital of the Company as of the close of business on the last Business Day immediately preceding the Effective Date ("***Closing Net Working Capital***"), and (iii) a proposed adjustment to the principal amount of the Purchase Note, calculated as follows: (iv) If the Closing Net Working Capital is between $0 and negative $100,000 (-$100,000), the Purchase Price shall not be adjusted; (v) if the Closing Net Working Capital is greater than $0, the principal amount of the Purchase Note shall be increased in an amount equal to the Closing Net Working Capital; and (vi) if the Closing Net Working Capital is less than a negative $100,000.00 (-$100,000), the principal amount of the Purchase Note, shall be decreased in an amount equal to the amount by which the Closing Net Working Capital is less than ($100,000). For the avoidance of doubt, if the Closing Net Working Capital is a negative $125,000, the principal amount of the Purchase Note shall be reduced by $25,000.

(c) From the delivery of the Closing Statement until the determination of ***Final Working Capital Adjustment,*** as defined below, in accordance with this **Section 1.6(c)**, Buyer will provide, and cause the Company to provide, Seller with reasonable access (during normal business hours and upon reasonable prior notice) to (i) the books, records, facilities and employees of the Company, and (ii) the financial information, as of the Effective Date, of the Company, in each case, to the extent reasonably necessary for the Seller's evaluation of the Closing Statement. Seller may dispute the calculation of Closing Working Capital Adjustment by notifying Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (a "***Dispute Notice***"), within thirty (30) days after Seller's receipt of the Closing Statement. To the extent not set forth in the Dispute Notice, Seller shall be deemed to have agreed with Buyer's calculation of all other items and amounts contained in the Closing Statement. In the event that Seller does not provide a Dispute Notice within such thirty (30) day period, Seller shall be deemed to have accepted the Closing Statement delivered by Buyer and Buyer's calculation of Closing Working Capital Adjustment set forth therein, which shall then be final, binding and conclusive for all purposes hereunder, and the principal amount of the Purchase Note shall be adjusted. If any Dispute Notice is timely given, Buyer and Seller shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may agree in writing) to resolve any disagreements set forth in the Dispute Notice. If Buyer and Seller are unable to resolve such items in dispute (the "***Unresolved Items***") by the end of such period then, at any time thereafter, either Seller or Buyer may require that an independent accounting firm of recognized standing as may be mutually selected by Buyer and Seller (the "***Neutral Firm***") shall resolve the Unresolved Items. For the avoidance of doubt, the Neutral Firm shall only resolve the Unresolved Items and not any disagreements that have been resolved by the Parties. Buyer and Seller shall instruct the Neutral Firm to determine as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Neutral Firm, based solely on the provisions of this Agreement and the written presentations by Seller and Buyer, and not on an independent review, whether and to what extent (if any) the calculation of Closing Working Capital Adjustment requires adjustment; provided, however, that in resolving any Unresolved Item, the Neutral Firm (A) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value for such item claimed by either Buyer or Seller and (B) may not take oral testimony from the parties hereto or any other person. The fees and expenses of the

Neutral Firm shall be paid by Buyer and Seller in inverse proportion as they may prevail (based on the Final Working Capital Adjustment as compared to the Closing Working Capital Adjustment amounts proposed by Buyer and Seller, respectively), as determined by the Neutral Firm; provided, however, that if the Closing Working Capital Adjustment as determined by the Neutral Firm varies by less than ten percent (10%) relative to the Buyer's calculation of the Closing Working Capital Adjustment, then the fees and expenses of the Neutral Firm shall be paid entirely by Seller. The determination of the Neutral Firm shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive and binding on the parties. The date on which Closing Working Capital Adjustment is finally determined in accordance with this **Section 1.6(c)** is hereinafter referred to as the "***Determination Date***". The Closing Working Capital Adjustment, as finally determined in accordance with this **Section 1.6(c)**, shall be referred to as the "***Final Working Capital Adjustment***".

(d) If the Final Working Capital Adjustment is less than the Closing Working Capital Adjustment, then Buyer may reduce the amount of the next payment(s) due on the Purchase Note until the amount of such reductions equals the amount by which the Final Working Capital Adjustment is less than the Closing Working Capital Adjustment.

(e) If the Final Working Capital Adjustment is greater than the Closing Working Capital Adjustment, then within five (5) Business Days after the Determination Date, Buyer shall pay to Seller an amount in cash equal to the amount of the Final Working Capital Adjustment minus the Closing Working Capital Adjustment.

1.7 **Withholding**. Buyer and Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Buyer or Company is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "***Code***") or any provision of applicable law.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES AS TO SELLER

Seller hereby represents and warrants to Buyer as follows:

2.1 **Organization, Authority, Due Execution and Binding Effect**. Seller is duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority to execute and deliver this Agreement or any agreement, certificate or document entered into or executed and delivered in connection with this Agreement ("***Ancillary Agreements***") to which Seller is a party, to consummate the transactions contemplated by this Agreement (the "***Transactions***") and to perform its obligations under this Agreement and such Ancillary Agreements. This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller. Assuming the due authorization, execution and delivery by the other Parties, this Agreement and such Ancillary Agreements shall constitute, upon such execution and delivery hereof, the valid and binding obligations of Seller, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

2.2 **No Conflict**. Neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of its obligations hereunder or thereunder shall, directly or indirectly:

(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any law, governmental authorization or order to which Seller may be subject; (b) violate, conflict with or result in the breach of any provision of the organizational documents of Seller; or (c) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any contract to which Seller is a party or by which any of Seller's assets or properties are bound or affected.

2.3 **Governmental Authorizations**. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party by Seller do not and shall not require any governmental authorization.

2.4 **Litigation**. There is no claim, charge, complaint, suit, litigation, arbitration, grievance, inquiry, audit, proceeding or investigation, whether in law or in equity, by or before any Governmental Authority, duly appointed arbitration authority or other third party ("***Action***") by or against Seller pending before, or to Seller's Knowledge, threatened to be brought by or before, any Governmental Authority, which would seek to delay or prevent the consummation of the Transactions, or which would result in any circumstance, change in or effect having, or which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on any Seller's ability to consummate the Transactions. In this Agreement, "***Knowledge***" means (i) in the case of an individual, the actual knowledge of such individual and the facts and information of which such individual should have knowledge after reasonable investigation, (ii) in the case of the Company or the Seller, the actual knowledge of any of its directors and officers, and the facts and information of which any such person should have knowledge, after reasonable investigation and (iii) in the case of any other person that is not an individual, the actual knowledge of the chief executive officer or chief financial officer (or persons serving in similar capacities) of such person, after reasonable investigation.

2.5 **Ownership; No Liens**. Seller owns of record and beneficially all of the Company Interests, free and clear of any Liens (other than limitations on transfers under applicable securities laws), and has good and valid title to all Company Interests. Seller (a) does not own, beneficially or of record, any options or equity securities of the Company other than the Company Interests, and (b) does not have any have preemptive, conversion, subscription or other rights, warrants, options, arrangements or agreements to issue or purchase, any Company Interests or other equity securities of the Company. Except for this Agreement, there are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase or with respect to the Company Interests. There are no agreements or arrangements to which Seller is a party relating to the means the business conducted or proposed to be conducted by the Company as of the date of this Agreement (the "***Business***") or to Seller's rights and obligations as the sole equity holder of the Company. Seller does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company. Seller does not have any outstanding power of attorney or proxy with respect to the ownership or voting of the Company Interests.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, each of the Company and Seller, hereby represents and warrants to Buyer as follows:

3.1 **Organization and Qualification**. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of Arizona, and has all requisite power and authority to own, lease and operate its properties and to conduct the Business. To their Knowledge, the Company is duly qualified or licensed and in good standing to conduct the Business in each jurisdiction in which the property owned, leased or operated by it and the nature of the Business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in any fact, event, change, development or effect that is or could be reasonably likely to be, individually or in the aggregate, materially adverse to (i) the Business, or the assets, liabilities, prospects, condition (financial or other) or operations of the Company, taken as a whole, or (ii) the ability of Seller or the Company to consummate the Transactions (a "***Material Adverse Effect***"). The Company has Delivered to Buyer (i) copies of the organizational documents of the Company (ii) and originals of its corporate books, and such copies or originals are correct and complete as of the date hereof, and no amendments thereto are pending.

3.2 **Authority, Due Execution and Binding Effect**. The Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is party, to consummate the Transactions and to perform its obligations under this Agreement and such Ancillary Agreements. This Agreement and each Ancillary Agreement to which the Company is party has been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement and such Ancillary Agreements shall constitute, upon such execution and delivery hereof, the valid and binding obligations of the Company, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

3.3 **No Subsidiaries**. The Company does not and did not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or other equity interests or securities convertible into capital stock or other equity interests of any other entity or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control or act as a manager in relation with, directly or indirectly, any other entity.

3.4 **No Conflict**. To their Knowledge, neither the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is party, nor the performance by the Company of the Transactions and the other transactions contemplated hereunder and thereunder shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any law, governmental authorization or order to which the Company may be subject; (b) violate, conflict with or result in the breach of any provision of the organizational documents of the Company; or (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any Contract to which the Company is a party or by which any of the Company's assets or properties are bound or affected.

3.5 **Capitalization**.

(a) The capitalization of the Company is set forth on **Schedule 3.5(a)**, including the number of outstanding Company Interests, the name of each holder of Company Interests and the number of Company Interests held by such holder. All of the issued and outstanding Company Interests have been duly authorized and validly issued, are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable securities laws, without giving rise to preemptive rights of any kind.

(b) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights, call, contracts, pledges, puts, conversion rights or other commitments or agreements that could require the Company to issue or sell any equity interest in the Company. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company has not issued or sold any cryptographic tokens. There are no Contracts of any kind that may obligate the Company to purchase, redeem or otherwise acquire any of its equity securities and the Company has not redeemed any equity securities in the past three (3) years.

(c) There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company Interests or any interests therein, (ii) no rights to have the Company Interests registered for sale to the public in connection with the laws of any jurisdiction and (iii) no documents, instruments or agreements relating to the voting of the Company Interests or restrictions on the transfer of the Company Interests. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Interests.

(d) The relative rights, preferences and other provisions relating to the Company Interests are as set forth in the Company's organizational documents. The Company Interests represent all of the issued and outstanding equity interests of the Company and Seller is the sole record and beneficial owner of the Company Interests, in each case, free and clear of all Liens (other than restrictions on transfer of securities under applicable securities laws).

3.6 **Governmental Authorizations**. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company, and the performance by the Company of its obligations hereunder and thereunder, do not and shall not require any governmental authorization.

3.7 **Financial Statements**.

(a) Attached hereto as **Schedule 3.7(a)** are the Company's financial statements. To their Knowledge, the financial statements have been prepared in accordance with GAAP, are consistent in all material respects with the books and records of the Company and fairly present the financial condition and results of operations of the Company as of the respective date thereof and for the period referred to therein.

(b) All of the accounts receivable of the Company are valid and are not subject to set-off or counterclaim. Since the date of the balance sheet included in the financial statements (the "***Reference Balance Sheet***"), the Company has collected its accounts receivable in the

ordinary course of business and has not accelerated any such collections. The Company has no accounts receivable or loans receivable from any person which is affiliated with the Company, Seller or any of their respective directors, officers, or equity holders.

(c) All accounts payable and notes payable of the Company arose in bona fide arm's length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Reference Balance Sheet, the Company has paid its accounts payable in the ordinary course of business. The Company has no account payable to any person which is affiliated with the Company, Seller or any of their respective directors, officers or equity holders.

(d) The Company has not received any written correspondence from any independent accounting firm that has conducted a review or audit of the financial statements for the Company that identifies any "material weakness" or "significant deficiency" with respect to the accounting practices, procedures or policies of, or internal accounting controls employed by, the Company.

3.8 **No Undisclosed Liabilities**. There are no material Liabilities of the Company, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any material Liability, other than Liabilities set forth on **Schedule 3.8**.

3.9 **Absence of Changes**. Except as disclosed in the Financial Statements, the Company has conducted the Business only in the ordinary course of business and, except as set forth in the applicable subsection of **Schedule 3.9**, there has not been:

(a) any change in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, would result in a Material Adverse Effect;

(b) any Lien placed on any of the assets or properties of the Company, other than Liens for taxes not yet due and payable;

(c) any material damage, destruction or loss, whether or not covered by insurance;

(d) any declaration, setting aside or payment of any distribution by the Company, or the making of any other distribution in respect of the equity interests of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own equity interests;

(e) any labor dispute or Claim of unfair labor practices involving the Company;

(f) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(g) any resignation, termination or removal of any officer or key employee of the Company or material loss of personnel of the Company or material change in the terms and conditions of the employment of the officers or key employees of the Company;

(h) any increase in the salary or other compensation or benefit payable by, or to become payable by, the Company to any of its employees, consultants, contractors, or advisors, including the modification of any existing compensation or equity arrangements with such individuals, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation or benefit to any such person, other than, in each case, any increase of a current non-executive employee's salary or bonus or increase occurring in the ordinary course of business not in excess of 10% of such employee's salary or bonus in effect on December 31, 2017;

(i) any loans or guaranties made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than advances to employees of business expenses in the ordinary course of business;

(j) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable other than write-offs in the ordinary course of business not exceeding $5,000;

(k) any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company;

(l) any amendment or termination of any Material Contract (or any contract that would be a Material Contract but for such amendment or termination);

(m) any sale, assignment or transfer of any of the Company Intellectual Property Assets (as defined in 3.15 below), other than non-exclusive licenses to the Company's customers in the ordinary course of business;

(n) any loss of, or material cancellation of services by, any customer of the Company or any notice of any such loss or cancellation;

(o) any Contract relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company, whether as part of the terms of the Company's equity interests or by any separate agreement;

(p) made or changed any tax election, changed any annual tax accounting period, adopted or changed any method of tax accounting, filed any amended tax return, entered into any closing agreement with respect to taxes, settled any tax claim or assessment, surrendered any right to claim a tax refund, or consented to any extension or waiver of the limitations period applicable to any tax claim or assessment;

(q) any other material transaction entered into by the Company; or

(r) any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (q) above.

3.10 **Litigation**. **Schedule 3.10** sets forth a complete and accurate list of any and all Actions of any nature (a) pending or, to Company's Knowledge, threatened, against or involving the Company, or any present or former officer, director or employee of the Company in his or her

capacity as such, or affecting any properties or assets of the Company, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the Company's Knowledge, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action. There is no unsatisfied judgment, penalty or award against or affecting the Company, or any present or former officer, director or employee of the Company in his or her capacity as such, or any properties or assets of the Company. There is no order to which the Company or any properties or assets of the Company are subject. No Governmental Authority has at any time challenged or questioned the legal right of the Company to conduct its business as presently or previously conducted by the Company. There have been no complaints, orders or Actions commenced or, to the Company's Knowledge, threatened against the Company, or any present or former officer, director or employee of the Company in his or her capacity as such, or affecting any properties or assets of the Company within the past five (5) years.

3.11 **Compliance with Laws**. The Company (a) is conducting, and has heretofore conducted, the Business in accordance with all laws applicable to it, its assets or the Business, in all material respects; and (b) has never entered into or been subject to any order with respect to any aspect of the Business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or Claim from any Governmental Authority with respect to any aspect of the business, affairs, properties or assets of the Company.

3.12 **Permits**. The Company has not been notified of any violation of or default under any permit, license, approvals franchise, orders, consents, authorization, registrations, qualifications or other rights and privileges from any Governmental Authority (collectively, "***Permits***") used in the Business as presently conducted and all such Permits are valid and in full force and effect, and no material Permit shall be revoked, terminated prior to its normal expiration date or not renewed pursuant to its terms solely as a result of the consummation of the Transactions.

3.13 **Environmental Matters**. To their Knowledge, the Company has obtained all Environmental Permits necessary for the conduct of Business. The Company is in compliance in all material respects with the requirements of such Environmental Permits and with all applicable environmental laws. The Company has not received, nor is party to or subject to, any environmental claim. To the Company's Knowledge, no underground storage tanks, polychlorinated biphenyls ("***PCBs***") or equipment containing PCBs, asbestos or asbestos-containing materials, or toxic mold, mildew, fungi or pathogens are present at the portion of the real property used by the Company. The operations of the Company have not resulted in any release of hazardous materials on (i) any real property now or formerly operated or leased by the Company or (ii) to the Company's Knowledge, any other property to which the Company has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, wastes.

3.14 **Material Contracts**.

(a) **Schedule 3.14(a)** lists, each of the following Contracts to which the Company is a party, or by which any of its assets is bound (any Contract listed, or required to be listed, on **Schedule 3.14(a)**, a "***Material Contract***"):

(i) all Contracts (x) for the purchase or lease of personal property, (y) with any supplier, publisher or for the furnishing of services to the Company or (z) with any

advertiser or customer, in each case with payments greater than $10,000 per year or not cancelable by the Company, without penalty, on less than sixty (60) days' notice;

(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts to which the Company is a party or any other Contract that compensates any person based on any sales by the Company;

(iii) all Contracts relating to leased real property;

(iv) all Contracts relating to indebtedness other than trade indebtedness of the Company, including any Contracts in which the Company is a guarantor of Indebtedness;

(v) all Contracts pursuant to which the Company has advanced or loaned, or agreed to advance or loan, any amount to any person, other than advances to employees of business expense in the ordinary course of business;

(vi) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

(vii) all Contracts and agreements relating to the voting and any rights or obligations of an equity holder of the Company;

(viii) all Contracts regarding the acquisition, issuance or transfer of any securities of the Company and all Contracts affecting or dealing with any securities of the Company;

(ix) all employment, consulting or independent contractor Contracts or commitments with any employee, contractor, consultant or advisor other than at-will employment arrangements with no severance or change in control payment obligations;

(x) all Contracts of indemnification or guaranty to any person;

(xi) all Contracts relating to capital expenditures and involving future payments in excess of $10,000;

(xii) all Contracts relating to the disposition of assets or any interest in any business enterprise or any agreement relating to the acquisition of assets or any interest in any business enterprise;

(xiii) all joint venture, joint marketing (including any pilot program), partnership, strategic alliance or other agreements involving the sharing of profits, losses, costs or Liabilities with any person or any development, data-sharing, marketing or similar arrangement relating to any product or service;

(xiv) all Contracts with any current officer or director of the Company or with Seller or with any Affiliate of the Company or any of the foregoing;

(xv) all Contracts pursuant to which the Company agreed to provide "most favored nation" pricing or other terms and conditions to any person with respect to the sale, distribution, license or support of any of the products or services of the Company; and

(xvi) all other Contracts and arrangements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $10,000 or under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect.

(b) Each Material Contract (i) is valid and binding on the Company, to the Knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence. The Company has not received notice in writing of the intention of any person to terminate any Material Contract. The Company is not, in any material respect, in breach or violation of, or default under, any Material Contract and, no other party to any Material Contract is, in any material respect, in breach or violation thereof or default thereunder. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under any Material Contract. The Company has Delivered to Buyer true and complete copies of each Material Contract.

3.15 **Intellectual Property.**

(a) **Schedule 3.15 (a)** contains a complete and accurate list of all (i) Patents owned by the Company or used or held by the Company in the Business ("***Company Patents***"), registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Business ("***Company Marks***") and registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Business ("***Company Copyrights***"), (ii) products and/or services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company (the "***Products***"), (iii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets ("***Licenses In***") (other than commercial off the shelf software which is made available for a total cost of less than $2,000), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets ("***Licenses Out***") (other than customer agreements entered into in the ordinary course of business substantially in the Company's standard form, a copy of which has been Delivered to Buyer). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), **Schedule 3.15(a)** also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b) Except as set forth in the applicable subsection of **Schedule 3.15(b)**:

(i) with respect to the Company Intellectual Property Assets, as defined in subsection (c) below, (A) owned or purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and (B) licensed to the Company by a third party (other than commercial off the shelf software which is made available for a total cost of less than $2,000), such Company Intellectual Property Assets are the subject of a written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens;

(ii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of the Company, all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable;

(iii) none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Date;

(iv) no Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice;

(v) there are no pending or, to the Knowledge of the Company, threatened Claims against the Company or any of the Company's employees alleging that any of the operation of the Business or any activity by the Company, or the licensing, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets ("***Third Party IP Assets***") or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) neither the operation of the Business, nor any activity by the Company, nor the licensing, use, importation, offer for sale and/or sale of any Product infringes or violates (or in the past infringed or violated) any Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Asset;

(vii) the Company has no obligation to compensate any person for the use of any Intellectual Property Assets; the Company has not entered into any agreement to indemnify any other person against any Claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company's rights to use any Intellectual Property Asset(s), (B) restrict the Company's Business, in order to accommodate a third party's Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Assets(s);

(viii) all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information relating to the Business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto; in each case where a Company Patent is held by Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(ix) to the Knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any person of any of the Company Intellectual Property Assets or the Company's rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person of any of the Company Intellectual Property Assets or the subject matter thereof;

(x) the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business (the "***Company Trade Secrets***"), including, without limitation, requiring each employee and consultant or the Company, and any other person with access to Company Trade Secrets, to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the Company's Knowledge, there has not been any breach by any party to such confidentiality agreements;

(xi) except as set forth on **Schedule 3.15(xi)**: (A) no software governed by a license commonly referred to as an open source, free software, copyleft or community source code license, including, but not limited to, the GNU General Public License or GNU Lesser General Public License (such software, "***Open Source Software***"), is used in, incorporated into or integrated or bundled with any Products or otherwise used by Company and (B) none of the licenses relating to the Open Source Software listed on **Schedule 3.15(xi)** obligate the Company to (1) distribute or disclose any other software combined, distributed or otherwise made commercially available with such Open Source Software in source code form or (2) license or otherwise make available such Open Source Software and/or other software combined, distributed or otherwise made commercially available with such Open Source Software or any associated Intellectual Property Assets on a royalty free basis; and the Company is in full compliance with all of the requirements of each of the Open Source Software licenses listed on **Schedule 3.15(xi)**, including the requirements identified in the "***Requirements***" column of **Schedule 3.15(xi)**;

(xii) the Company has not collected or used any data that concerns an identified and/or identifiable person, including but not be limited to, an individual's name, address, credit card information and/or account information, email address, social security number and health information, including, without limitation, protected health information ("***Personal Data***") Personal Data from any third parties, except as set forth on **Schedule 3.15(xii)**, and in connection with the collection and/or use of Personal Data described on **Schedule 3.15(xii)**: (A) the Company has complied with

all applicable laws in all relevant jurisdictions and its publicly available privacy policy relating to the collection, storage, use and onward transfer of all Personal Data collected by the Company or by third parties having authorized access to the Company's databases or other records (the "***Privacy Requirements***"); (B) the Company has complied with all applicable laws concerning marketing, including, without limitation, those statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials and offers and (C) there is no restriction under Privacy Requirements that would limit the use of Personal Data by Buyer;

(xiii) (A) the Company has security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties; and (B) the hardware, software, encryption, systems, policies and procedures maintained by the Company are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements;

(xiv) except as described on **Schedule 3.15(xii)**, (A) the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under its control or possession and (B) the Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties; and

(xv) following the Closing, the Company will have the same rights and privileges in the Company Intellectual Property Assets as they had in the Company Intellectual Property Assets and Personal Data immediately prior to the Closing.

(c) For purposes of this Agreement:

(i) "***Company Intellectual Property Assets***" means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business and all Products. "**Company Intellectual Property Assets**" includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(ii) "***Intellectual Property Assets***" means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, "***Patents***"); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, "***Marks***"); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "***Copyrights***"); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow

charts, models, strategies, prototypes, techniques, source code, source code documentation, Beta testing procedures and Beta testing results (collectively, "***Trade Secrets***"); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and Claims of infringement and misappropriation against third parties.

3.16 **Properties; Assets.** The Company does not own any real property. **Schedule 3.16** sets forth the sole lease to which the Company is a party. The lease is in full force and effect. The Company has valid title to its assets, free and clear of liens. The equipment used in the Business is in good operating condition, reasonable wear and tear excepted, and suitable for the functions for which it is used. The property and assets of the Company are sufficient, and in sufficient operating condition, for the Company to conduct the Business in the ordinary course.

3.17 **Employee Matters and Benefit Plans**. **Schedule 3.17(a)** sets forth a true, complete and correct list of every Employee Plan that is maintained by the Company or with respect to which the Company may have any responsibility (each a "***Company Employee Plan***").

(b) Each Company Employee Plan is, and has been operated in material compliance with applicable laws and is and has been administered in all material respects in accordance with applicable laws and with its terms. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such Action. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable law.

(c) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

3.18 **Taxes**.

(a) All tax returns required to be filed by or with respect to the Company have been properly prepared and timely filed with the competent authorities, and all such tax returns are true, correct and complete in all material respects.

(b) The Company has fully and timely paid all taxes (whether or not shown to be due on any tax return). The Company is not currently the beneficiary of any extension of time within which to file any tax return. There are no Liens for taxes upon any of the assets of the Company.

(c) All amounts of tax required to be withheld by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and paid over to the appropriate Governmental Authority.

(d) No deficiency for any amount of tax has been asserted, assessed, proposed or threatened by any Governmental Authority against the Company, except for deficiencies which have been satisfied by payment, settled or been withdrawn. No audit or other proceeding by any Governmental Authority is pending, in process, or, to the Knowledge of the Company, threatened with respect to any taxes due from or with respect to the Company.

(e) The Company has Delivered to Buyer correct and complete copies of all tax returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for the past two years. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency for which the statute of limitations has not yet expired (taking into account the effect of any such waiver or extension).

(f) The Company (i) is not a party to or bound by any tax indemnification, allocation or sharing agreements (or similar agreements) under which it could be liability for the Tax liability of any entity that is not its Subsidiary, (ii) has not been a member of any affiliated group filing a consolidated income tax return (other than a group the common parent of which was the Company), (iii) has no liability for the taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (iv) is not jointly liable for taxes with any Person or as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company did not, as of the date of the Reference Balance Sheet exceed the reserve for Tax liability (Rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Effective Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income tax law) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income tax law); (iv) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

(i) No tax authority in any jurisdiction in which the Company does not file tax returns has asserted in writing or threatened in writing to assert, or, to the Knowledge of the Company, has otherwise asserted or threatened to assert, that the Company is or may be subject to tax in that jurisdiction.

(j) The Company has never been a party to any joint venture, partnership or other arrangement or contract treated as a partnership for U.S. federal income tax purposes.

(k) The Company has never has a "permanent establishment" within the meaning of the Code, any other applicable tax law or any applicable income tax convention in any jurisdiction other than the jurisdiction in which the Company is organized. The Company has no liability for taxes in any jurisdiction other than the jurisdiction I which the Company is organized.

(l) The Company is and has always been classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(m) If the Company were a corporation, it would not be treated as a United States real property interests within the meaning of Section 897(c) of the Code.

(n) The Company has not entered into any agreement or settlement, nor obtained any exemption or no-action letter from a governmental authority.

(o) All tax records, documentation (including transfer pricing documentation and data as the case may be) and information which could be requested by tax authorities under applicable tax rules have been duly established and are readily available and properly maintained, for at least the minimum retention period. The Company holds and keeps available all records and data relating to electronic information systems in order to comply with accounting and tax regulations.

(p) The Company has not received a private letter ruling from any tax authority (or any similar ruling from any other taxing authority).

3.19 **Brokers**. No broker, finder or agent is entitled to any brokerage fees, finder's fees or commissions payable by the Company or Seller in connection with this Agreement or the Transactions.

3.20 **Insurance Coverage**. The Company has in full force and effect general commercial, general liability, workers compensation and fire and casualty and such other appropriate insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable law or contracts to which the Company is a party. **Schedule 3.20** contains an accurate summary of the insurance policies currently maintained by the Company. There are currently no Claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. The Company has never had an application for insurance coverage declined. To the Knowledge of the Company, there is no threatened termination of any such policies or arrangements.

3.21 **Employment**.

(a) **Schedule 3.21(a)** contains a complete and accurate list of all of the employees of the Company ("**Business Employees**") describing for each such Business Employee the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, bonus potential, stats (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such Business Employee at the Closing or otherwise in connection with the Transactions. **Schedule 3.21(a)** contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than Business Employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-4 ("**Contingent Workers**"), showing for each Contingent Worker such individual's rule in the business, fee or compensation arrangements and other contractual terms with the Company.

(b) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company has provided the Purchaser with true and complete copies of all employment agreements with the executive

officers of the Company. No executive officer of the Company, to the actual Knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. The Company and its subsidiaries are in compliance with all applicable federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

3.22 <u>**Customers and Suppliers**</u>.

(a) **Schedule 3.22(a)** sets forth a list of the top ten (10) suppliers by value of purchases from the Business (each, a "***Supplier***") for the twelve month period prior to the date hereof. No Supplier has terminated or materially reduced its business relationship the Company, and there has been no communication from any Supplier which would lead the Company to reasonably believe that such Supplier is planning to terminate or materially reduce its business relationships with the Company. There has not been any material adverse change in relations of the Company with any Supplier.

(b) **Schedule 3.22(b)** sets forth a list of the top ten (10) customers or distributors by revenue of the Business (each, a "***Customer***") for the twelve month period prior to the date hereof. No Customer has terminated or materially reduced its business relationships with the Company, and there has been no communication from any Customer which would lead the Company to reasonably believe that such Customer is planning to terminate or materially reduce its business relationships with the Company. There has not been any material adverse change in relations with any Customer.

3.23 <u>**Transactions with Affiliates**</u>.

(a) Except as set forth in **Schedule 3.23(a)**, neither Seller nor any officer or director of the Company and no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of Seller or such officer or director: (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; <u>provided</u>, <u>however</u>, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest;" or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company uses in the conduct of the Business (except for any such ownership or interest resulting from the ownership of not more than five percent (5%) of the outstanding capital stock of a public company).

(b) Neither Seller nor any director, officer or employee of the Company or of Seller, or member of the family of any such person, or any corporation, partnership, trust or other Entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital equity interests thereof, is a party to any transaction with the Company, including any Contract or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such

person or firm, other than employment arrangements in the ordinary course of business pursuant to applicable laws.

3.24 **Bank Accounts; Authorized Persons**. **Schedule 3.24** sets forth the name of each bank in which the Company has accounts or safe deposit boxes or standby letters of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.

3.25 **Government Contracts**. The Company has (a) no contractual obligation to renegotiate government, quasi-government, sovereign or quasi-sovereign contracts or subcontracts, (b) not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority, (c) not been audited or investigated by any Governmental Authority with respect to Contracts entered into or goods and services provided by Company or any of its Affiliates or (d) not had a contract terminated by any such Governmental Authority for default or failure to perform in accordance with applicable standards. The Company has never had any outstanding Contracts or commitments which require it to obtain or maintain a United States government security clearance or a foreign government security clearance. All government Contracts of the Company are fully funded, none have been canceled and none are subject to cancellation prior to the expiration thereof.

3.26 **Other Information**. The information relating to the Company provided to Buyer by or on behalf of the Company prior to the date of this Agreement is in accord with the books and records of the Company and is accurate and complete and fairly presents the data and other information it purports to present and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or other information contained therein not misleading. None of this Agreement, the Ancillary Agreements or any of the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Neither the Company nor Seller is aware of any facts pertaining to the Company which could have or result in a Material Adverse Effect and which have not been disclosed in this Agreement or the schedules to this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 **Organization and Qualification**. Buyer is a private corporation validly existing and in good standing under the laws of the Province of Saskatchewan and has all requisite power and authority to own, lease and operate its properties and conduct its business. Buyer has delivered or made available to Seller and the Company copies of the organizational documents of Buyer, and such copies are correct and complete as of the date hereof.

4.2 **Authority; Due Execution and Binding Effect**. Buyer has the requisite power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Buyer is a party and to consummate the Transactions and to perform its obligations under this Agreement and such Ancillary Agreements. This Agreement and each Ancillary Agreement to which Buyer is a party have been duly and validly executed and delivered by Buyer. Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement and the

Ancillary Agreements to which Buyer is a party shall constitute, upon such execution and delivery hereof and thereof, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

4.3 **No Conflict**. Neither the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party by Buyer, nor the performance by Buyer of the Transactions shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any law, governmental authorization or order to which Buyer may be subject; (b) violate, conflict with or result in the breach of any provision of the organizational documents of Buyer; or (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any Contract to which Buyer is a party or by which any of its assets or properties are bound or affected.

4.4 **Governmental Authorizations**. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party by Buyer do not and shall not require any governmental authorization.

4.5 **Litigation**. There are no Actions by or against Buyer pending, or to Buyer's Knowledge, threatened, which would seek to delay or prevent the consummation of the Transactions, or which would result in which would seek to delay or prevent the consummation of the Transactions, or which would result in any circumstance, change in or effect having, or which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer's ability to consummate the Transactions (a "***Buyer Material Adverse Effect***").

4.6 **Brokers**. No broker, finder or agent is entitled to any brokerage fees, finder's fees or commissions in connection with this Agreement or the Transactions.

ARTICLE 5
COVENANTS

5.1 **Confidentiality**. Seller will hold, and will use its reasonable best efforts to cause Seller's officers, directors, employees, equity holders, accountants, counsel, consultants, advisors, agents and other Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer and the Company, including all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or (ii) later lawfully acquired by Seller from a third party, without such source being in breach of an applicable confidentiality agreement; provided that Seller may disclose such information to Seller's officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller, as applicable, to treat such information confidentially in accordance with this Agreement. Seller and the Company agree not to (and to cause their respective Affiliates not to) release any third party from the confidentiality or non-use provisions

of any agreement to which Seller, the Company or any of their respective Affiliates is a party that pertains to the Company or its assets or businesses. The Parties acknowledge that the Company and Seller are affiliates of InnSuites Hospitality Trust, a public company, and that any disclosures required because of that public company status shall not be a violation of this Agreement.

5.2 **Further Action**. Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, including, without limitation, a convertible loan agreement currently contemplated by the Parties, as may reasonably be required to carry out the provisions of this Agreement and consummate and make effective the Transactions, and to vest in Buyer good and valid title to the Company Interests.

5.3 **Taxes**.

(a) The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b) Seller shall be liable for and shall indemnify the Buyer Indemnified Parties against all losses for (i) taxes of the Company (including, without limitation, taxes attributable to the Company's assets or employees imposed on, allocated to, incurred or suffered by the Buyer Indemnified Parties that are attributable to the period prior to closing, (ii) all taxes of any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor thereof) if or was a member on or prior to the Effective Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (iii) any and all taxes of any other person imposed on the Company as a transferee, successor of joint and several obligor, in each case by contract or pursuant to any Law, which taxes relate to an event or transaction occurring before the Closing, (iv) the breach of covenants and agreements of the Seller set forth in **Sections 6.4, 6.5, 6.6, 6.7 and 6.8**; and (v) any and all taxes incurred or arising as a result of the consummation of the transactions contemplated by this Agreement.

(c) In the case of any taxable period that begins on or before the Effective Date and ends after the Effective Date (a "Straddle Period"), the amount of any taxes for the portion of such Straddle Period ending on the Effective Date shall be (i) in the case of taxes based on or measured by income or receipts, sales or use, employment, or withholding, determined based on an interim closing of the books as of the close of business on the Effective Date, and (ii) in the case of any other taxes of the Company, the portion of such tax which relates to the portion of such Straddle Period ending on the Effective Date shall be deemed to be the amount of such tax for the entire Straddle Period ending on the closing Date and the denominator of which is the number of days in the entire Straddle Period.

5.4 **Tax Return Filing**.

(a) Except as set forth in **Section 5.4(b)**, Buyer shall control and be responsible for the filing of all tax returns required to be filed with respect to the Company after the Effective

Date. All such tax returns shall be completed in accordance with applicable law and past practice to the extent permitted by applicable law.

(b) Seller shall control and be responsible for the preparation and filing of all income tax returns filed on or after the Effective Date that relate to periods ending on or before the Effective Date. All such tax returns shall be completed in accordance with applicable law and past practice to the extent permitted by applicable law. Seller shall provide copies of any such tax returns to Buyer for Buyer's review and approval at least fifteen (15) days prior to filing. Seller shall make all payments required with respect to any such tax return.

(c) In the event that either Seller or Buyer are liable for any taxes to be paid by the other Party pursuant to **Section 5.3** with respect to any tax return, prompt reimbursement by the other Party shall be made.

5.5 **Cooperation**. Each of Buyer and Seller shall: (a) provide assistance to the other Party or Parties as reasonably requested in preparing and filing tax returns and responding to tax audits or tax authority disputes; (b) make available to the other Party as reasonably requested all information, records, and documents relating to taxes concerning the Company (including copies of tax returns); and (c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other Party of any tax return, or for any audit, examination, or proceeding relating to taxes.

5.6 **Tax Treatment and Purchase Price Allocation**.

(a) The parties agree that for U.S. federal income and applicable state and local tax purposes, the transactions contemplated herein will be treated as a purchase by Buyer of all of the assets of the Company.

(b) Buyer shall prepare IRS Forms 8594, allocating the purchase price and all other relevant items, as determined for U.S. federal income Tax purposes, to the purchased assets and assumed liabilities in a manner consistent with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law). Buyer shall deliver such IRS Forms 8594 to Seller no later than ninety (90) days after the Closing. Buyer and Seller shall timely file each IRS Form 8594 and shall file all other Tax Returns in a manner consistent with such draft IRS Form 8594. Neither Buyer nor Seller shall take any position for tax purposes (whether in audits, tax Returns, or otherwise) that is inconsistent with such IRA Form 8594 unless otherwise required by applicable law, provided that the parties acknowledge that Buyer and its affiliates may use a different allocation for financial reporting purposes.

5.7 **Release**.

(a) Effective upon the Closing, Seller, on behalf of Seller, Seller's Affiliates and their respective assigns, heirs, beneficiaries, creditors, representatives and agents, and Buyer, on behalf of Buyer, Buyer's Affiliates and their respective assigns, heirs, beneficiaries, creditors, representatives and agents (the "***Releasing Parties***"), hereby irrevocably and fully waive, release, acquits and discharge forever the other Parties, each of their present and former direct or indirect partners, members and equity holders, and the officers, directors, partners, members, equity holders, managing directors, employees, principals, trustees, representatives, Subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers,

attorneys and Affiliates of each of them (collectively, the "***Released Parties***"), from any and all actions, debts, Claims, counterclaims, demands, Liabilities, Losses and causes of action, of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the Effective Date against the Released Parties, or any of them, including but not limited to any Claims which relate to or arise out of such Releasing Party's prior relationship with the Company or such Releasing Party's rights or status as a shareholder, officer or director of the Company.

(b) In executing this Agreement, Buyer and Seller each acknowledges that Buyer and Seller have been informed that the Company and/or Buyer may from time to time enter into agreements for additional types of financing.

(c) Seller (on behalf of itself and the other Releasing Parties) hereby (i) agrees not to institute any Action against any Released Party with respect to any of the Claims released.

(d) Seller and Buyer each (on behalf of itself and the other Releasing Parties) hereby represents to the Released Parties that (i) no Releasing Party has assigned any Claims or liabilities or possible Claims or liabilities against any Released Party, (ii) it (and they) fully intends to release all Claims and Liabilities against the Released Parties including, without limitation, unknown and contingent Claims and Liabilities (other than the excluded claims), and (iii) Seller has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Seller agrees and acknowledges that the release in this **Section 5.7** constitutes a complete defense of any and all Claims and Liabilities against the Released Parties by any Releasing Party, other than excluded claims.

5.8 **Non-Competition; Non-Solicitation**.Seller agrees that, provided Buyer is not in default under this Agreement, during the period beginning on the Effective Date and ending on the first (1st) anniversary of the Effective Date, Seller shall not, and shall cause each Affiliate of Seller not to, other than on behalf of Buyer and its Subsidiaries, directly or indirectly:

(a) engage anywhere in the world, either directly or indirectly, as a principal or for its own account, or solely or jointly with others, or as an equity holder in any corporation or joint stock association or other Entity, in any business that competes with the Business, provided that nothing herein shall prohibit the purchase or ownership of up to one percent (1%) of the outstanding stock of a publicly-traded company that competes with the Business; or

(b) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers, of Buyer (including, from and after the Closing, the Company).

(c) Seller acknowledges and agrees that the restrictions contained in **Section 5.8(a) or (b)** are a reasonable and necessary protection of the immediate interests of Buyer and the Company, and that Buyer would not have entered into this Agreement without receiving the consideration offered by Seller in binding it and its Affiliates to these restrictions. If any provision contained in **Section 5.8(a) or (b)** shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of **Section 5.8(a) or (b)**, but **Section 5.8(a) or (b)** shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if

any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform **Section 5.8(a)** to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of **Section 5.8(a)** and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that, in the event of a breach or threatened breach of **Section 5.8(a)**, Buyer shall be entitled to injunctive relief requiring specific performance by Seller of **Section 5.8(a)** without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond, and Seller consents to the entry thereof; provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer or the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

5.9 **Office Lease; Contracts.**

(a) The Company shall continue to rent office space from InnSuites Hospitality Trust ("***IHT***") on the same terms and conditions as is in effect currently on a month-to-month basis, terminable by either the Company or IHT on 30-days' prior written notice. Seller shall create a temporary office divider separating the Company's premises from that of IHT.

(b) The Company and Seller shall maintain the existing reservation center contract (the "***24 Hour Reservation Center Contract***"), with payments of $7,500 per month in place for a minimum term of six months after Closing. Thereafter, the reservation center contract shall be on a month–to-month basis.

5.10 **Rights of Offset**. Buyer and Seller shall each have a right of offset with regard to amounts due from the other. For example, monthly payments from on the Seller to Buyer on the 24 Hour Reservation Center Contract are due on the first of each month from Seller to Buyer. Payments on the Purchase Note are also due on the first of each month from Buyer to Seller. Monthly payable amounts not paid simultaneously may be offset against receivables.

5.11 **Due Diligence**. A "free look" due diligence period for both Buyer and Seller commences upon execution of this Agreement, and ends at 5:00 PM Mountain Standard Time on July 27, 2018. Either Party may terminate this transaction by giving written notice to the other on or before that time. If neither Party gives timely notice to the other, each shall be deemed satisfied with due diligence, and be obligated to close this Transaction according to the terms of this Agreement.

5.12 **Brokers**. No broker, finder or agent is entitled to any brokerage fees, finder's fees or commissions in connection with this Agreement or the Transactions.

ARTICLE 6
INDEMNIFICATION

6.1 **Definition**. As used in this Agreement, the following capitalized terms mean:

"***Buyer Fundamental Representations***" means the representations and warranties contained in **Sections 4.1** (Organization and Qualification), **4.2** (Authority, Due Execution and Binding Effect) and **4.6** (Brokers).

"***Buyer Indemnified Parties***" means Buyer and its directors, officers, managers, employees, agents, direct and indirect equity holders, and each of their respective Affiliates, successors and assigns.

"***Fundamental Representations***" means the Seller Fundamental Representations and the Buyer Fundamental Representations.

"***Seller Fundamental Representations***" means the representations and warranties contained in ARTICLE 2, and the representations and warranties contained in **Sections 3.1** (Organization and Qualification), **3.2** (Authority, Due Execution and Binding Effect), **3.3** (Subsidiaries), **3.5** (Capitalization), **3.13** (Environmental Matters), **3.15** (Intellectual Property), **3.17** (Employee Matters and Benefits Plans), **3.18** (Taxes) and **3.19** (Brokers).

"***Seller Indemnified Parties***" means (a) Seller and its directors, officers, managers, employees, agents, direct and indirect equity holders and (b) each of their respective Affiliates, successors and assigns; provided, that Seller Indemnified Parties shall expressly exclude the Company.

6.2 **Survival.** All representations, warranties, covenants, and agreements of Seller, the Company and Buyer made in this Agreement (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing (subject to the immediately following sentence) regardless of any investigation on the part of such party or its representatives, with each party reserving all of its rights hereunder in connection with any breach or alleged breach, and (ii) shall bind the parties' successors and assigns (including, without limitation, any successor to any Party by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and, subject to Section 6.3, their respective successors and permitted assigns, whether so expressed or not. Notwithstanding the foregoing, the representations and warranties of Seller, the Company and Buyer contained in this Agreement shall expire and terminate and be of no further force and effect on the second (2nd) anniversary of the Effective Date (the "Survival Date"),except that the Fundamental Representations shall survive until sixty (60) days past the expiration of the latest expiring statute of limitations applicable to the subject matter set forth in the applicable Fundamental Representation, as applicable. All covenants and other agreements contained in this Agreement shall survive the Closing in perpetuity or until terminated in accordance with their respective terms. No indemnified party shall be indemnified and held harmless for any liability for a breach of any representation or warranty unless the

applicable indemnifying party is given written notice from such indemnified party asserting a claim on or before the date on which such representation or warranty expires pursuant to the preceding sentence; provided, that, notwithstanding anything herein to the contrary, if such written notice has been delivered on or before such date, then such representation or warranty shall survive as to any claim in such notice until such claim has been finally resolved.

6.3 **Indemnification of Buyer Indemnified Parties.**

(a) Subject to the limitations set forth in this ARTICLE 6, Seller hereby agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all losses suffered, sustained or incurred by any Buyer Indemnified Party, resulting from, arising in connection with or related to (i) any breach of a representation or warranty made by Seller or the Company contained in this Agreement, and any certificate or other writing delivered pursuant hereto or thereto (other than a Seller Fundamental Representation), (ii) any breach of a Seller Fundamental Representation by Seller or the Company, (iii) any breach of any covenant made by Seller or the Company in this Agreement, and any certificate or other writing delivered pursuant hereto or thereto, (iv) any claims or liabilities arising under, related to or in connection with any person's status as a securityholder of the Company prior to the Closing; or (v) any transactions expenses or indebtedness not accounted for in the final determination of the purchase price.

(b) If any Buyer Indemnified Party becomes potentially entitled to any indemnification pursuant to **Section 6.4(a)(i)** of this Agreement, the amount that such Buyer Indemnified Party is entitled to recover in connection therewith shall nevertheless be limited as follows:

(i) first, no Losses shall be payable until the total of all such Losses exceeds $25,000, and then recovery shall be permitted hereunder for all losses back to the first dollar; and

(ii) second, while the application of the Debt / Working Capital Adjustment pursuant to **Section 1.6** shall not limit, impair or mitigate any party's rights to bring any claims for indemnification hereunder, the Buyer Indemnified Parties party shall not be entitled to recover twice for the same losses under this ARTICLE 6.

6.4 **Indemnification of the Seller Indemnified Parties.**

(a) Subject to the limitations set forth in this ARTICLE 6, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered, sustained or incurred by any Seller Indemnified Party, resulting from, arising in connection with or related to (i) any breach of a representation or warranty made by Buyer in this Agreement, any certificate or other writing delivered pursuant hereto or thereto (other than a Buyer Fundamental Representation), (ii) any breach of a Buyer Fundamental Representation by Buyer or (iii) any breach of any covenant made by Buyer in this Agreement, and any certificate or other writing delivered pursuant hereto or thereto.

(b) If any Seller Indemnified Party becomes potentially entitled to any indemnification pursuant to **Section 6.4(a)(i)** of this Agreement, the amount that such Seller Indemnified Party is entitled to recover in connection therewith shall nevertheless be limited as follows:

(i) first, no Losses shall be payable until the total of all such Losses exceeds the Threshold, and then recovery shall be permitted hereunder for all Losses back to the first dollar; and

(ii) second, while the application of the Debt / Working Capital Adjustment pursuant to **Section 1.6** shall not limit, impair or mitigate any party's rights to bring any claims for indemnification hereunder, the Seller Indemnified Parties shall not be entitled to recover twice for the same losses under this ARTICLE 6.

6.5 **Indemnification Procedures.**

(a) An indemnified party may make claims for indemnification or reimbursement hereunder by giving written notice thereof to the indemnifying party within the period in which such indemnification or reimbursement claim can be made hereunder. In the event that an indemnification or reimbursement claim involves a third party claim against such indemnified party, the indemnified party shall give prompt written notice thereof together with a statement of any available information regarding such third party claim to the indemnifying party; provided that no delay on the part of the indemnified party in giving any such notice shall relieve the indemnifying party of any indemnification or reimbursement obligation hereunder except to the extent that the indemnifying party is materially prejudiced by such delay. Such written notice shall describe in reasonable detail the facts constituting the basis for such third party claim and the amount of the potential Loss, in each case to the extent known. If the indemnifying party acknowledges in writing its obligation to fully indemnify the indemnified party against, or, if applicable, reimburse such indemnified party for, any and all losses that may result from a third party claim, the indemnifying party shall have the right upon written notice to the indemnified party within fifteen (15) days after receipt from the indemnified party of notice of such claim (or less if the nature of the asserted liability requires (e.g., if an answer is due with respect to a formal complaint), to assume and conduct at its expense the defense against such third party claim through the counsel of its choice (such counsel to be reasonably acceptable to the indemnified party); provided, the indemnifying party shall not be entitled to assume or maintain control of the defense of any third party claim if (i) such third party claim relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation, (ii) such third party claims seeks an injunction or equitable relief against any indemnified party, or (iii) the indemnifying party has failed or is failing to prosecute or defend diligently any such third party claim. If the indemnifying party elects not to assume control within such fifteen (15) day period, or fails to diligently prosecute or defend such third party claim, the indemnified party shall retain or assume control of such third party claim at the expense of the indemnifying party. The party not controlling such third party claim shall cooperate with and make available to the controlling party such assistance and materials as may be reasonably requested by it (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same), and shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, that the indemnifying party shall pay the reasonable fees and expenses of

any separate counsel to the indemnified party (A) incurred by the indemnified party prior to the date the indemnifying party assumes control of the defense of the proceeding or (B) if representation of both the indemnifying party and the indemnified party by the same counsel would create an actual or potential conflict of interest, but the indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel for the indemnified party unless additional local counsel or specialized counsel is necessary as determined in good faith by the indemnifying party. The party controlling such third party claim shall keep the non-controlling party reasonably advised of the status of such third party claim and shall consider in good faith recommendations made by the non-controlling party with respect thereto.

(b) The indemnified party shall not agree to any settlement of, or the entry of any judgment arising from, any third party claim without the prior written consent of the indemnifying party, which shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party assumes the defense of any third party claim, the indemnifying party shall not, without the prior written consent of the indemnified party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such third party claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the indemnified party, (ii) does not include an unconditional written release by the claimant or plaintiff of the indemnified party from all liability in respect of such third party claim or (iii) imposes equitable remedies or any obligation on the indemnified party other than solely the payment of money damages for which the indemnified party will be fully indemnified hereunder. If an offer is made to settle a third party claim, which offer the indemnifying party is permitted to settle under this **Section 6.5** only upon the prior written consent of the indemnified party, and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give prompt written notice to the indemnified party to that effect.

6.6 **Set-Off Buyer** shall be entitled to satisfy any amounts due to any Buyer Indemnified Party

pursuant to ARTICLE 4 or ARTICLE 6 by setting the same off against any payments to be made by Buyer to Seller under **Section 1.3**.

6.7 **Treatment of Indemnification Claims.** All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Aggregate Consideration.

6.8 **Calculation of Losses.**

(a) Seller hereby agrees that if, following the Closing, any Claim is made against Seller by a Buyer Indemnified Party pursuant to ARTICLE 4 or this ARTICLE 6 in respect of any loss, neither Seller nor any of its Affiliates, successors and assigns shall have any rights against Buyer or the Company, by reason of contribution or subrogation in respect of any such payment.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of the parties indemnification obligations under ARTICLE 4 or this ARTICLE 6, all of the representations and warranties set forth in this Agreement that are qualified as to "material," "materiality," "material respects," "material adverse effect" or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for purposes of determining (i) whether a breach of any such representation or

warranty has occurred and (ii) the amount of losses resulting from, arising out of or relating to any such breach of representation or warranty.

(c) Notwithstanding any provision in this Agreement to the contrary, all losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article 6 shall be reduced by the amount (after reduction for all reasonable out-of-pocket costs incurred in connection with collecting such amounts and any increased premiums that are a result of such losses) of insurance proceeds, indemnification payments and other third-party recoveries actually received by any indemnified party in respect of any losses incurred by such indemnified party. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are realized by an indemnified party subsequent to receipt by such indemnified party of any indemnification payment hereunder in respect of the claims who which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant indemnified parties of all or the relevant portion of such indemnification payments.

6.9 **Exclusion of Other Remedies.** This ARTICLE 6 and **Section 5.3** constitute the sole and exclusive remedies from and after the Closing for recovery of Losses arising out of or relating to this Agreement and the Transactions, except (i) with respect to fraud or intentional misrepresentation, (ii) nothing herein shall restrict the ability of Buyer to seek other remedies, including, without limitation, specific performance or injunctive relief, against Seller in respect of a breach by Seller of the covenants set forth in this Agreement or any Ancillary Agreement.

ARTICLE 7
MISCELLANEOUS

7.1 **Notices, Consents, Etc**. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, or if received by electronic mail or fax at the email address or fax number given for that purpose, (ii) upon the third (3rd) Business Day after such notice is deposited in the mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier if the delivery date is a Business Day or otherwise the next Business Day, or (iv) the date of delivery if delivered by email on a Business Day prior to 5:00 p.m. at the location of receipt or otherwise on the next Business Day:

if to Buyer:

Attn: Gordon Doell
202-402 21st Street East
Saskatoon, SK S7K 0C3
Email: gdoell@mykey.com

with a copy to (which shall not constitute notice):

Miller Thomson LLP
Attn: Derrek Fahl
300 15-23rd Street East
Saskatoon, SK S7K 0H6
Email: dfahl@millerthomson.com

if to Seller:

InnSuites Hotels, Inc.
Attn: James Wirth
1730 E. Northern Avenue, #122
Phoenix, AZ 85020
Email: jwirth@innsuites.com

with a copy to (which shall not constitute notice):

Clark Hill PLC
Attn: Charles R. Berry
14850 N. Scottsdale Road, Suite
500
Scottsdale, AZ 85254
cberry@clarkhill.com

7.2 **Severability**. The unenforceability, illegality or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

7.3 **Assignment; Successors**. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto except with the prior written consent of the other Parties hereto; provided, however, that Buyer may assign this Agreement and any of its rights, obligations or interests hereunder to any Affiliate of Buyer without the consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.

7.4 **Counterparts; Electronic Signatures**. This Agreement may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original but

all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature, .PDF or other electronic transmission.

7.5 **Expenses**. All costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred or to be incurred through the Closing in negotiating and preparing this Agreement and in closing and carrying out the Transactions shall be paid by the Party incurring such costs and expenses.

7.6 **Governing Law**. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without regard to any laws regarding conflicts of law that would require the application of the laws of any other jurisdiction.

7.7 **Table of Contents and Headings**. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

7.8 **Entire Agreement**. This Agreement and the Ancillary Agreements, together with all schedules and exhibits hereto and thereto (including the Disclosure Schedules), all of which shall be deemed incorporated in this Agreement and made a part hereof, set forth the entire understanding of the Parties with respect to the Transactions, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof; provided, however, that the provisions of **Section 5.1** are in addition to, and not in lieu of, any obligations of the Parties (or any of their respective Affiliates) relating to confidentiality, non-competition, non-solicitation and non-disparagement obligations.

7.9 **Third Parties**. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the Parties to this Agreement, any rights or remedies under or by reason of this Agreement.

7.10 **Disclosure Generally**. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement contained herein shall be deemed to refer to this entire Agreement, including all Disclosure Schedules; provided, however, that information furnished in any particular Schedule shall be deemed to be included in another Schedule if it is readily evident on the face of such information as having application to such other Schedule notwithstanding the absence of a cross-reference contained therein. Inclusion of any item in the Disclosure Schedules shall not be deemed an admission that any item is material, nor shall it be deemed an admission of any obligation or liability to any party.

7.11 **Submission to Jurisdiction**. Each of the Parties submits to the exclusive jurisdiction of the state or federal courts located in the State of Arizona in any action arising out of, or relating to, this Agreement, agrees that all Claims in respect of the Action may be heard and determined in any such court and agrees not to bring any Action arising out of, or relating to, this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of

the Party and in the manner provided for the giving of notices in **Section 7.1**. Nothing in this **Section 7.11**, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

7.12 **Waiver of Jury Trial**. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

7.13 **Arbitration.** If any dispute, controversy or claim arising out of or relating to or in connection with this Agreement (any such dispute, controversy or claim being hereinafter in this Article referred to as a "***Dispute***") cannot be settled by the Parties through negotiation, the Parties shall first try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. If the dispute cannot be settled through negotiation or mediation, the Parties will submit the dispute to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to the provisions of this Section, the applicable arbitration laws of the State of Arizona shall apply to any arbitration of a Dispute (any such arbitration and the proceedings relating thereto being hereinafter in this Section referred to as an "***Arbitration***"). The following provisions shall apply to any Arbitration:

(a) To initiate an Arbitration any one of the Parties (individually, an "***Applicant***") shall give a written notice (a "***Dispute Notice***") to the other Party which notice shall include

(i) a description of the Dispute which the Applicant wants settled by arbitration and such description shall be in sufficient detail to give a general understanding of the nature of the Dispute and

(ii) a statement clearly indicating that the Applicant requires that the Dispute be arbitrated pursuant to this Agreement.

A Dispute Notice shall only be effective for purposes of this paragraph if it is dated and is given to each Party not more than three (3) days after such date (the "***Dispute Notice Date***") as is designated or shown on the Dispute Notice as the "Dispute Notice Date".

(b) The Arbitration shall be heard and decided by a single arbitrator (the "***Arbitrator***"). In the event the Parties cannot agree on the selection of the Arbitrator within thirty (30) days of the Dispute Notice Date, then either Party may apply to the state or federal courts of the State of Arizona for the Court to select the Arbitrator.

(c) Any Arbitration shall take place at Scottsdale, AZ or other such place as the Parties may agree upon in writing and the Arbitrator shall fix the time or times and place or places for the purpose of hearing such evidence and representations as the Parties may present and, subject to the provisions hereof, the decision of the Arbitrator in writing shall be binding upon the Parties both in respect of procedure and the conduct of the Parties during the proceedings and the final determination of the issues therein. Each Party shall be entitled to be represented by legal counsel at, and to submit evidence and make representations in, the Arbitration. The Arbitrator shall, after hearing any evidence and representations that the

aforesaid parties may submit, make its decision and reduce the same to writing and deliver one copy thereof to each of the parties to the Arbitration.

The costs of an Arbitration (including, without limitation, reasonable costs incurred by a Party in connection with legal representation and evidence from experts) shall be borne by the Parties in such manner as the Arbitrator may determine.

7.14 **Public Announcements**. The Parties shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions, except that Buyer, on the one hand, and Seller, on the other hand, may issue a joint press release if mutually agreed; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by law, applicable regulation or stock market rule, in which case the Party making such determination shall, if practicable in the circumstances, use reasonable best efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance.

7.15 **Amendment**. This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by Seller and Buyer.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement on the date first written above.

BUYER:

102037739 Saskatchewan Ltd.

By: ______________________
Gordon Doell, President

COMPANY:

IBC Hotels, LLC

By: InnSuites Hotels, Inc., Manager

By: ______________________
James F. Wirth, President

SELLER:

InnSuites Hotels, Inc.

By: ______________________
James F. Wirth, President

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement on the date first written above.

BUYER:

102037739 Saskatchewan Ltd.

By:______________________________
Gordon Doell, President

COMPANY:

IBC Hotels, LLC

By: InnSuites Hotels, Inc., Manager

By: ______________________________
James F. Wirth, President

SELLER:

InnSuites Hotels, Inc.

By: ______________________________
James F. Wirth, President

SCHEDULE 3.8

Liabilities

Nil.

SCHEDULE 3.9

Nil.

SCHEDULE 3.10

Nil.

SCHEDULE 3.17

Medical Deduction Election Plan

SCHEDULE 3.20

Insurance Policies

Nil.

SCHEDULE 3.14

Material Hotel Contracts

REDACTED

SCHEDULE 3.21

Employe e Name	Position	Exempt /Non-Exempt	Date of Hire	Locat ion	Salary/Wage / Commission	Bonus Eligible : Yes/No	Severanc e to be Paid
			REDACTED				

SCHEDULE 3.22

Schedule 3.22(a) Suppliers

REDACTED

Schedule 3.22(b) Customers

REDACTED

SCHEDULE 3.24

Bank Account Information

REDACTED